Exhibit 10.24

HELLER CAPITAL PARTNERS
700 East Palisade Avenue
Englewood Cliffs, NJ 07632
201-816-4235

May 15, 2006

Mr. Bernard Albanese
Chairman and Chief Executive Officer
Interactive Systems Worldwide Inc.
2 Andrews Drive, 2nd Floor
West Paterson, New Jersey 07424

Dear Mr. Albanese:

This letter will confirm our understanding concerning providing assistance to Interactive Systems Worldwide Inc., a Delaware corporation (the “Company”). We have agreed as follows:

1. The Company hereby retains Heller Capital Partners (“Heller”) on a non-exclusive basis to provide consulting services to the Company.

2. Heller’s consulting services shall include matters relating to scheduling strategic partner and customer meeting introductions and market and investment guidance. In the performance of Heller’s consulting services, Heller shall comply with the Company’s management integrity policies and practices as made known to you.

3. A person shall not be deemed a source introduced by Heller hereunder (or a person with respect to which Heller shall be entitled to a Fee, as hereafter defined), unless and until (a) a written disclosure of the identity of such person shall have been provided by Heller and received by the Company during the Term of this Agreement and prior to the Company having learned of the identity of such person from any other source and prior to the Company having known or had discussions with such person and (b) after such introduction by Heller, the Company and such person meet and discuss a possible Transaction; provided, however, that if the Company knew of a person prior to disclosure by Heller but the Company had not had any discussions with such person relating to a Transaction, and provided that the Company is not obligated to pay a finder’s or similar fee to any other person with respect to a potential Transaction with such person, Heller shall nonetheless be entitled to a Fee, subject to the terms herein provided. If a source is introduced to the Company by Heller during the Term, which source meets the criteria set forth in the first sentence of this Section 3, Heller shall be entitled to a Fee with respect to a Commercial Transaction or an M&A Transaction with such source, if, and only if, any such Transaction(s) closes during the Term or within the 180-Day Tail.

4. In the event that the Company consummates a Transaction by means of (a) a contractual arrangement resulting in the generation and receipt of revenue or proceeds by the Company from a source first introduced by Heller as described in Section 3, (b) the sale by the Company of any of its capital stock, warrants, or options to acquire its capital stock, or the sale of any other security convertible into its common stock, or notes to a source first introduced by Heller as provided in Section 3, or (c) a merger or sale of all or substantially all of the Company’s assets, with a person, firm, or entity or an affiliate thereof, first introduced to the Company by Heller as provided in Section 3, during the Term or within the 180-Day Tail, then the Company shall pay to Heller the “Fee” (as hereinafter defined). A transaction of the type referred to in subsections (a) or (b) above is referred to as a “Commercial Transaction”; and a transaction of the type referred to in subsection (c) above is referred to as an “M&A Transaction.” Commercial Transaction (s) and M&A Transaction(s) are collectively referred to herein as “Transactions.” The Company retains the right to determine all of the terms and conditions of any Transaction and to accept or reject any proposals submitted to it in its sole and absolute discretion.

5. The term of this Agreement (“Term”) shall commence on the date hereof and continue until May 31, 2007, unless extended by mutual agreement of the parties. Notwithstanding anything to the contrary contained herein, all payment obligations, if any, that arise during the Term or during the 180-Day Tail shall survive the end of the Term or the 180-Day Tail, subject, however, to the provisions of Section 7(b).

6. Within 30 days after the date hereof, as part of the consideration for Heller entering into this Agreement, the Company shall issue to Heller a warrant to purchase 150,000 shares of the Company’s Common Stock at an exercise price equal to the volume weighted average price of the Company’s Common Stock as traded on NASDAQ during the five trading days prior to the date hereof.

7. (a) In the event that any person, firm, entity of affiliate thereof, first introduced to the Company by Heller as provided in Section 3, enters into a Commercial Transaction with the Company during the Term or within 180 days after the end of the Term (the “180-Day Tail”) as provided in Section 8, the Fee to which the Heller shall be entitled shall be calculated as follows:

(i) Five percent (5%) of the first one million ($1,000,000) dollars (or part thereof) of Net Proceeds (as hereinafter defined) received by the Company (and not subsequently returned);

(ii) Four percent (4%) of the second one million ($1,000,000) dollars (or part thereof) of Net Proceeds received by the Company (and not subsequently returned);

(iii) Three percent (3%) of the next two million ($2,000,000) dollars (or part thereof) of Net Proceeds received by the Company (and not subsequently returned); and

(iv) Two percent (2%) of the Net Proceeds in excess of $4,000,000 received by the Company (and not subsequently returned).

(b) Notwithstanding the foregoing, Heller’s entitlement to the Fee, if any, set forth in this Section 7(a) shall expire on December 31, 2008.

(c) As used herein the term “Net Proceeds” shall mean the gross revenue of the Company in any applicable Commercial Transaction less: (i) all amounts paid to bettors as winnings or returns of wagers; (ii) all gaming and similar taxes or levies paid by the Company in respect of revenue from wagering; (iii) and all amounts paid to customers, partners, joint venturers or similar persons on a revenue sharing basis. For example, if a source first introduced to the Company by Heller, enters into a revenue sharing arrangement with the Company in which the Company generates $1,000,000 but the Company returns 90% thereof to bettors ($900,000), and pays 10% of the balance in gaming taxes ($10,000), and pays 30% of the balance to the party with which the Company entered into this arrangement (30% of $90, 000 = $27,000), Heller would receive its Fee based upon the $63,000 remaining. In any instance where any portion of the Net Proceeds is required to be, and is, returned to the source thereof by the Company, Heller shall promptly return to the Company, a proportionate amount of the Fee paid to it attributable to the portion of the Net Proceeds which is in effect reduced by reason of such subsequent return.

(d) In the event that any person, firm, entity or affiliate thereof first introduced to the Company by Heller as provided in Section 3 enters into an M&A Transaction with the Company during the Term or within the 180-Day Tail, the Fee to which the Heller shall be entitled shall be 2.5% of the Gross Proceeds of the M&A Transaction paid to the Company or its equity security holders, which payment shall be in cash or in the same form as such Gross Proceeds are paid to the Company or its equity security holders, at the option of the Company.

(e) Any Fee in respect of a Commercial Transaction due to Heller shall be payable to Heller if, and only if, the Commercial Transaction closes and Net Proceeds are subsequently received by the Company or its equity security holders. Net Proceeds shall mean the sum of the cash consideration paid or provided to the Company or its equity security holders plus the “Market Price”, as defined in Section 7(g) of any securities delivered to the Company or its equity security holders as part of the consideration for the Commercial Transaction.

(f) Any Fee in respect of an M&A Transaction due to Heller shall be payable to Heller if, and only if, the M&A Transaction closes during the Term or prior to the end of the 180-Day Tail. “Gross Proceeds” in respect of an M&A Transaction shall mean the sum of the cash consideration paid or provided to the Company or its equity security holders plus the Market Price of any securities delivered to the Company or its equity security holders as part of the consideration for the M&A Transaction.

(g) The “Market Price” of securities delivered to the Company or any of its equity security holders shall be determined as set forth in the applicable Commercial Transaction or M&A Transaction but if none is specified then by the last sales price of such securities on the date received by the Company or its equity security holders (or, if there were no transactions on such date, the mean between the closing bid and asked prices on such date); provided that in the event securities of a nonpublic company are issued, the value of such securities shall be agreed upon in good faith by the parties hereto in order to determine the Net Proceeds or Gross Proceeds, as applicable.

(h) The Company shall not be obligated to pay expenses of Heller for such things as travel, express mail, long distance phone calls and similar expenses.

(i) If the Net Proceeds or Gross Proceeds are provided to the Company or its equity security holders over time, the Fee shall be paid to Heller over time and shall be paid to Heller as the consideration is paid to the Company, in proportion to the Net Proceeds or Gross Proceeds, as applicable, paid to the Company or its equity security holders.

8. Subject to the terms of Section 5, the Fee shall be paid to Heller within 5 business days after the closing of the Commercial Transaction or M&A Transaction. The Fee shall be earned and payable if the Commercial Transaction or M&A Transaction is consummated during the Term, or within 180 days thereafter to a person, firm or entity or affiliate thereof first introduced to the Company by Heller (as provided in Section 3) during the Term. Within ten (10) days after the end of the Term, Heller shall provide the Company with a list of the names of the persons, firms and entities to whom Heller has introduced the Company during the Term. Unless disputed by the Company, the names on such list shall be the only persons who, if they enter into Transactions with the Company as herein provided, will entitle Heller to a Fee if a Commercial Transaction or M&A Transaction occurs as herein provided.

9. This Agreement may be terminated by the Company or by Heller upon 30 days notice to the other, provided that if Heller terminates this Agreement it shall return to the Company for cancellation warrants to purchase 75,000 shares or the benefit achieved by Heller if it had previously exercised such warrants. In the event of any such termination, Heller shall nonetheless be entitled to a Fee with respect to a Commercial Transaction or an M&A Transaction, if any, as provided in the last sentence of Section 3.

10. The parties hereto hereby agree to execute any and all such further documents or instruments reasonably required by either party to carry out and effectuate the terms and conditions of this Agreement. This Agreement may only be assigned with written approval by both parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

11. No amendments, modifications or additions to this Agreement shall be binding unless in writing and signed by both parties. In the event any provision in this Agreement is held to be invalid, void, or unenforceable, all other provisions of the Agreement shall, nonetheless, remain in full force and effect and shall in no way be effected, impaired, or invalidated. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

12. The terms of this Agreement shall be interpreted in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto: (i) agree that any dispute shall be heard in and by state or federal court located within the Southern District of New York; (ii) hereby waive any objection to jurisdiction of said courts with respect to any action instituted against them as provided herein; and (iii) agree not to assert any defense based on lack of jurisdiction. Each party hereto also waives personal service of any and all process upon it and consents that all such service of process shall be made by certified mail directly to said party at the address set forth below the signature of each part’s authorized representative.

13. This Agreement constitutes the entire agreement between the parties and supercedes all prior understandings, and any memoranda of understanding with respect to the subject matter hereof.

14. Any fee payable to the Company hereunder shall be reduced by an amount equal to any fee or other remuneration directly or indirectly paid or payable to the Heller by the party to the Transaction other than the Company or any affiliates of such other party.

15. It is understood that the Heller is an independent contractor and shall not be considered (as the agent of the Company for any purposes whatsoever, and the Heller is not granted any right or authority to assume or create any obligation or liability, express or implied, on the Company’s behalf, or to bind the Company in any manner or thing whatsoever.

If the foregoing reflects your understanding of the terms of our agreement, please sign the duplicate copy of this letter and return it to me.

Very truly yours,

Interactive Systems Worldwide Inc.

By:	/s/ Bernard Albanese
Name: Bernard Albanese
Title: Chairman and Chief Executive Officer

Heller Capital Partners

/s/ Ronald I. Heller
Name:
Title: Chief Investment Officer